AMENDMENT NO. 1 TO AGREEMENT OF SALE

     THIS AMENDMENT NO. 1 TO AGREEMENT OF SALE (this "Amendment") is dated October 8, 1996, by and between SAMUEL GELTMAN & CO., a New Jersey corporation ("Purchaser"), and SALEM COURTHOUSE PARTNERS, an Illinois general partnership ("Seller").

                             W I T N E S S E T H:

     A. WHEREAS, Purchaser and Seller have heretofore entered into that certain Agreement of Sale dated as of October 1, 1996 (the "Agreement"); and

     B. WHEREAS, the parties hereto desire to amend the terms and conditions of the Agreement in certain respects, in accordance with the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the recitals set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, Purchaser and Seller hereby agree as follows:

     1. Preambles. The preambles to this Amendment are fully incorporated herein by this reference thereto with the same force and effect as though restated herein.

     2. Defined Terms. To the extent not otherwise defined herein to the contrary, all capitalized terms and/or phrases used in this Amendment shall have the respective meanings ascribed to them in the Agreement, as modified hereby.

     3. Purchase Price. Notwithstanding anything to the contrary contained in paragraph 1 of the Agreement, the parties hereto hereby agree that the Purchase Price shall be Eight Million, Seven Hundred Twenty-Five Thousand Dollars ($8,725,000.00).

     4. Title, Survey, Transfer Tax and Closing Costs. Notwithstanding anything to the contrary contained in paragraphs 3 or 4 of the Agreement, the parties hereto hereby agree that Seller shall pay 100% of the following costs: the Title Commitment and Title Policy, including all endorsements to, or extended coverage on, the Title Policy; the costs of obtaining the Updated Survey; the costs of the documentary or transfer stamps to be paid with reference to the Deed, and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser, and all other charges of Title Insurer in connection with the subject transaction, including closing, recording and filing fees.

     5. Inspection Period and Closing Date. Notwithstanding anything to the contrary contained in paragraphs 7 and 8 of the Agreement, the parties hereto hereby agree that the Inspection Period shall end at 5:00 p.m. Chicago time on October 31, 1996, and the Closing Date shall be November 15, 1996, subject to Purchaser's right to extend the Closing Date until December 15, 1996, in accordance with the terms of paragraph 8 of the Agreement.
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     6.   Seller's Representative.  Notwithstanding anything to the contrary contained in paragraph 16.1 of the Agreement, Seller's Representative shall be James Mendelson and Reid Reynolds.

     7. Rent Roll. Notwithstanding anything to the contrary contained in paragraph 16.2 b. of the Agreement, the Rent Roll attached hereto as Exhibit A shall replace and supersede the Rent Roll that was attached as Exhibit M to the Agreement.

     8. Survival of Representations and Warranties. The introductory portion of paragraph 16.2 of the Agreement and all of Paragraph 16.5 of the Agreement are hereby deleted in their entirety, and the following shall be inserted in lieu thereof:

     "16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties, which said representations and warranties are made to Seller's knowledge, shall be deemed made again on the Closing Date and which shall survive the Closing until 5:00 p.m. Chicago time on December 26, 1996."

     "16.5. The parties agree that the representations and warranties contained herein shall survive Closing until 5:00 p.m. Chicago time on December 26, 1996 (i.e., the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after 5:00 p.m. Chicago time on December 26, 1996)."

     9. Seller's Covenants. Paragraph 17 e. of the Agreement is hereby deleted in its entirety, and the following shall be inserted in lieu thereof:

     "e. In consideration of Purchaser's consenting to the limitation of liability set forth in Paragraph 18 below, Seller shall not make a distribution of the net proceeds of this sale to its partners until after 5:00 p.m. Chicago time on December 26, 1996. If Purchaser makes a claim against Seller prior to 5:00 p.m. Chicago time on December 26, 1996, then Seller will continue to withhold distribution of the net proceeds until the claim is settled or adjudicated. However, the amount withheld shall not exceed the amount of the claim."

     10.  Miscellaneous.

          (a) Except as may be expressly set forth herein to the contrary, the Agreement remains unmodified, and all other terms and conditions of the Agreement remain in full force and effect. Notwithstanding anything to the contrary contained herein, to the extent that the terms and conditions of this Amendment conflict with the terms and conditions of the Agreement, this Amendment shall control.

          (b) This Amendment may be signed in counterpart, each of which shall be deemed an original, and all of which shall be deemed one Agreement.

          (c) This Amendment shall be governed and construed under the laws of the State of Indiana.
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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


                              PURCHASER:

                              SAMUEL GELTMAN, & CO., a New Jersey corporation

                              By:   /s/ Nancy J. Geltman
                                   ----------------------------------------
                              Name:     Nancy J. Geltman
                                   ----------------------------------------
                              Its:      President
                                   ----------------------------------------



                              SELLER:

                              SALEM COURTHOUSE PARTNERS, an Illinois general partnership

                              By:  BIPIDS Limited Partnership, an Illinois
                                   limited partnership, a general partner

                              By: IDS/Balcor Income Partners, A Real Estate Limited Partnership, a Delaware limited partnership, its general partner

                              By:  Balcor Affiliated Partners-87, Inc., an
                                   Illinois corporation, its general partner


                              By:   /s/ James E. Mendelson
                                   -----------------------------------------
                              Name:     James E. Mendelson
                                   -----------------------------------------
                              Its:      Authorized Representative
                                   -----------------------------------------
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